                                                                    Exhibit 99.1

Johnson & Johnson Contacts                   Heartport Contacts
Jeff Leebaw - Media Relations                Casey Tansey
732-524-3350                                 650-482-4290
Helen Short - Investor Relations             Jim Weiss
732-524-6491                                 415-203-0328
Andrea Ferris - Investor Relations
732-524-6486

                                                  For Immediate Release


                  Johnson & Johnson to Acquire Heartport, Inc.

New Brunswick, NJ, January 26, 2001 - Johnson & Johnson (NYSE: JNJ), the worldwide manufacturer of health care products, and Heartport, Inc. (NASDAQ:HPRT), a manufacturer of less invasive cardiac surgery products, today announced that they have entered into a definitive agreement pursuant to which Johnson & Johnson will acquire Heartport.

The transaction will be accounted for under the purchase method and is valued at approximately $81 million. Heartport shareholders will receive $2.72 in Johnson & Johnson common stock for each outstanding share of Heartport.

Heartport, Inc., located in Redwood City, California, is one of the industry pioneers in developing, manufacturing and selling less invasive cardiac surgery products that enable surgeons to perform a wide range of less invasive open-chest and minimally invasive heart operations, including stopped heart and beating heart procedures.

Heartport will become a wholly owned subsidiary of Johnson & Johnson and will operate as a part of the ETHICON Worldwide franchise, which manufactures and markets surgical devices.

"The addition of Heartport demonstrates Johnson & Johnson's expanding commitment to the cardiovascular market. It further broadens our worldwide offering of innovative surgical solutions for our customers and it provides ETHICON with a full complement of products to meet the cardiac surgeon's needs in this rapidly growing segment," said Dennis Longstreet, Company Group Chairman, ETHICON Worldwide.

"We believe this agreement best benefits our shareholders, surgeons and most of all their patients. Our goal has always been to bring the benefits of less invasive cardiac surgery to the widest possible patient population. We firmly believe ETHICON has been and is equally committed to that goal as well," said Casey M. Tansey, Heartport's President and Chief Executive Officer.

The transaction is subject to customary conditions, including approval by a majority of the shareholders of Heartport and Hart-Scott-Rodino clearance. The companies expect the transaction to be completed during the second quarter of 2001.


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This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the companies' expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. These and other applicable risks are summarized in the cautionary statement filed as Exhibit 99(b) to Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2000 and under the caption "Risk Factors" in Heartport's Quarterly Report for the quarterly period ended September 30, 2000, each of which is filed with the Securities and Exchange Commission. Neither Johnson & Johnson nor Heartport assumes any obligation to update any forward-looking statements as a result of new information or future events or developments.

Johnson & Johnson and Heartport will file a proxy statement/prospectus and other documents regarding the proposed acquisition described in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Johnson & Johnson, Heartport and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of Heartport seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Johnson & Johnson and Heartport with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus and other documents may also be obtained for free by directing a request to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attn: Investor Relations
[Tel] 732-524-6491

or

Heartport, Inc.
Att: Investor Relations
700 Bay Road
Redwood City, California 94063
[Tel] 650-482-4290